Demand Note

Amount: $10,000.00

Date: March 18, 2009 Due Date: March 18, 2014

On demand, the undersigned, for value received, jointly and severally promises to pay to the order of:

Cindy Kostoff

1133 Old Bridge Place

Fort Wayne, IN 46825

the sum of $10,000 dollars ($) together with interest thereon from the date hereof until paid at the rate of 5% per annum.

In the event this note is not paid when due, the undersigned shall pay all attorney's fees and reasonable costs of collection. This note may be prepaid without premium or penalty.

Executed at 1:30 pm on March 18, 2009.

Promisor: Custom Q, Inc.

11057 Allisonville Road, #205

Fishers, IN 46038

By: Mary Ann Netser, Director By: Cindy Kostoff, President

Mary Ann Netser 3/18/09 Cindy Kostoff 3/18/09